Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-155867 on Form S-8 and Registration Statement Nos. 333-158270, 333-163902, and 333-163903 on Form S-3 of our report dated February 22, 2011 (November 2, 2011 as to Notes 16 and 20), relating to the consolidated financial statements of Clearwire Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective adjustment of the consolidated financial statements for a change in reportable segments and presentation of discontinued operations) appearing in this Current Report on Form 8-K of Clearwire Corporation.

Seattle, Washington
November 2, 2011

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